Exhibit 99.1

SANTA FE ENERGY TRUST

THE BANK OF NEW YORK TRUST COMPANY, N.A., Trustee

NEWS
RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, MAY 1, 2007 - Santa Fe Energy Trust (NYSE Symbol-SFF) Announced the Trust income distribution for the operating quarter ended March 31, 2007. Unitholders of record on May 15, 2007, will receive a distribution amounting to $2,552,310 or $0.40513 per unit payable May 31, 2007.

As previously announced by the Trust, the Trustee has been informed by Devon Energy Corporation that Devon believes it may have overpaid the Trust during 2006 and prior years for its net profits royalties.

In connection with Devon’s calculation of the quarterly distribution, Devon has provided the Trustee with a preliminary estimate of the aggregate amount it believes it has overpaid the Trust.  Devon estimates that it has overpaid the Trust by an aggregate of approximately $6.7 million over a number of years.  Devon has cautioned the Trustee that this estimate is preliminary, and that Devon’s review is ongoing.

This distribution includes $270,000 resulting from the sale of a net profits interest during the quarter, but does not include any other amounts payable on the Trust’s net profits interests, as Devon has concluded that Devon is entitled to reduce the distribution by the approximately $1.9 million otherwise payable on the net profits interests in order to recoup a portion of the amount Devon believes it has overpaid the Trust.  The Trustee and its independent consultants have not been able to confirm the accuracy of the information or estimates provided by Devon, or the appropriateness of Devon’s determination that it is entitled to recoup the amount it is withholding from the distribution.

The net profits interests held by the Trust include interests in the Anton-Irish field located in Texas.  The Trustee has been informed that the December 31, 2005 reserve report prepared for the Trust by its independent petroleum engineers included interests purportedly held by the Trust in the Anton-Irish field with a net present value in the range of $10-12 million as of December 31, 2005.  Devon has informed the Trustee that the preliminary results of its review indicate that the Trust’s actual net profits interest in the Anton-Irish field is substantially less than the interest previously reported to the Trust’s petroleum engineers and used in the preparation of the December 31, 2005 reserve report.  Accordingly, based on the information provided by Devon, the Trustee expects the net present value of the Net Profits Interest actually owned by the Trust in the Anton-Irish Field to be insignificant. The Trust intends to obtain a new reserve report from the independent petroleum engineers as soon as possible. However, the petroleum engineers will be unable to prepare a new report until Devon has completed its review as described above.

Price and Volume Statistics for the Quarter Were:

	Volumes		Prices
	Oil	Gas	Oil	Gas
	(BBLS)	(MCF)	($/BBL)	($/MCF)
Wasson ODC Unit	60,200	—	52.73	—

Net Profits Royalties	26,259	173,602	48.18	5.95

The Trust will be liquidated on or before February 15, 2008.

Contact:
Santa Fe Energy Trust
The Bank of New York Trust Company, N.A., Trustee
Mike Ulrich
919 Congress Avenue
Austin, TX 78701
(800) 852-1422